Ex. 10.2
INDEPENDENT CONTRACTOR CONSULTING AGREEMENT
     THIS INDEPENDENT CONTRACTOR CONSULTING AGREEMENT (“Agreement”) is made between SILVERLEAF RESORTS, INC., a Texas corporation (“Silverleaf”) and THOMAS J. MORRIS (“Consultant”).
R E C I T A L S:
     A. Silverleaf is engaged in the business of operating private membership resorts and vacation properties; and
     B. Silverleaf and Consultant desire to terminate Consultant’s current employment as October 31, 2002, and to enter into this Agreement for consulting services as November 1, 2002, upon the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:
A G R E E M E N T:
     Section 1. Retention. Consultant is hereby retained as a consultant of Silverleaf, effective as of the Effective Date and for a term ending March 15, 2004 (the “Term”), unless earlier terminated pursuant to the termination provisions of this Agreement.
     Section 2. Duties. Consultant and Silverleaf agree that Consultant shall be primarily responsible for obtaining additional credit facilities for Silverleaf’s operations, the hedging of Silverleaf’s credit facilities, lender relations and other similar matters. Consultant shall also consult with Silverleaf and its personnel in Dallas, Texas, concerning Silverleaf’s financial condition, its secured debt facilities and the related collateral, its unsecured debt, its business plan and ongoing viability and offers from any potential acquirers. Consultant further agrees to spend a minimum of two full business days per week at Silverleaf’s Dallas offices. Employee further agrees that he will promote the best interests and welfare of Silverleaf and shall perform any and all duties to the best of his abilities. The Consultant shall:
     (a) Regulatory Laws: Abide by all applicable statutes, rules and regulations of each State in which services may be rendered; and
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     (b) Silverleaf Rules: Abide by all rules and regulations issued by Silverleaf, which are pertinent to Consultant’s duties and obligations.
     Section 3. Compensation. As compensation for the services rendered pursuant to this Agreement for the Term hereof:
     (a) Consulting Fee: Silverleaf shall pay Consultant the sum of Sixteen Thousand, Six Hundred, Sixty-Seven and No/100 Dollars ($16,667.00) per month, payable in semi-monthly payments on the 1st and 15th days of each month.
     (b) Expenses: Silverleaf shall also reimburse Consultant for all reasonable expenses incurred by Consultant on behalf of Silverleaf in accordance with such guidelines as Silverleaf may establish from time to time, including travel, lodging, meals and similar items.
     (c) Success Bonuses: If, during the Term of this Agreement, Consultant is successful in obtaining one or more new credit facilities for Silverleaf which are approved by the Board of Directors, including any new off balance sheet facilities, Silverleaf agrees to pay a success bonus to Consultant on the closing of each new facility that equals or exceeds at least $50,000,000.00 in principal amount, computed as follows: (1) $100,000.00 if the facility equals or exceeds $50,000,000.00 but does not exceed $100,000,000.00; or (2) one-tenth of one percent (1/10th of 1%) of the principal amount if the facility exceeds $100,000,000.00. The success bonus shall be computed based on only the principal amount of the new facility that the lender is obligated to advance. The success bonus shall also not apply to any extensions or renewals of the principal amounts of Silverleaf’s current credit facilities.
     Section 4. Confidentiality.
     (a) Nondisclosure and Nonuse: Consultant acknowledges that during his services for Silverleaf, he may have access to and become acquainted with Silverleaf Confidential Information, as defined below. Except as Consultant’s duties during his services for Silverleaf may require or Silverleaf may otherwise consent in writing, Consultant agrees that he shall not at any time disclose or use, directly or indirectly, either during or subsequent to his services for Silverleaf, any Silverleaf Confidential Information.
     (b) Confidential Information: For purposes of the foregoing provisions, “Silverleaf Confidential Information” shall mean (1) any and all confidential and proprietary business information and trade secrets concerning the business and affairs of Silverleaf and its affiliates, including but not limited to all marketing, sales and lead generation techniques, know-how and studies, customer and lead lists, current and anticipated customer requirements, price lists, business plans, training programs, computer software and
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programs, and computer software and data-base technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), (2) any and all information concerning the business and affairs of Silverleaf and its affiliates (including but not limited to their historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials, however documented), and (3) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for Silverleaf and its affiliates containing or based, in whole or in part, on any information included in the foregoing.
     Section 5. Non-Interference. Consultant further agrees that during the Term of this Agreement and for six (6) months thereafter, Consultant shall not, either on his own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or shareholder or otherwise on behalf of any other person, firm or corporation: (1) carry on or be engaged or interested directly or indirectly in, or solicit, the manufacture or sale of goods or provision of services to any person, firm or corporation which, at any time during his employment has been or is a customer or in the habit of dealing with Silverleaf or its affiliates in their business, (2) endeavor, directly or indirectly, to canvas or solicit in competition with Silverleaf or its affiliates or to interfere with the supply of orders for goods or services from or by any person, firm or corporation which during the Term of this Agreement has been or is a supplier of goods or services to Silverleaf or its affiliates, or (3) directly or indirectly solicit or attempt to solicit away from Silverleaf or its affiliates any of its officers, employees or independent contractors or offer employment or business to any person who, on or during the 6 months immediately preceding the date of such solicitation or offer, is or was an officer, employee or independent contractor of Silverleaf or its affiliates.
     Section 6. Injunctive Relief. Consultant acknowledges that a breach of Sections 4 or 5 hereof would cause irreparable damage to Silverleaf and/or its affiliates, and in the event of Consultant’s breach of the provisions of Sections 4 or 5 hereof, Silverleaf shall be entitled to a temporary restraining order and an injunction restraining Consultant from breaching such Sections without the necessity of posting bond or proving irreparable harm, such being conclusively admitted by Consultant. Nothing shall be construed as prohibiting Silverleaf from pursuing any other available remedies for such breach, including the recovery of actual damages from Consultant. Consultant acknowledges that the restrictions set forth in Sections 4 or 5 hereof are reasonable in scope and duration, given the nature of the business of Silverleaf and its affiliates. Consultant agrees that issuance of an injunction restraining Consultant from breaching such Sections in accordance with their terms will not pose an unreasonable restriction on Consultant’s ability to obtain employment or other work during this Agreement or following the effective date of any Termination.
     Section 7. Nature of Relationship.
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     (a) Independent Contractor: Consultant shall conduct Consultant’s services as an independent contractor, and neither Consultant nor Consultant’s employees, contractors or agents shall act as employees of Silverleaf, for all purposes, including but not limited to, federal tax and unemployment insurance purposes.
     (b) Identification: Consultant shall conspicuously identify Consultant to all persons and organizations as an independent contractor and shall not represent or imply that this Agreement authorizes Consultant, Consultant’s employees, contractors or agents to act as an agent for, or on behalf of, Silverleaf, except as expressly provided herein.
     (c) Income Taxes: As an independent contractor, Consultant shall be responsible for the payment of all income or other taxes incurred as a result of the compensation paid to Consultant by Silverleaf.
     (d) Worker’s Compensation Insurance: Consultant shall also be solely responsible for providing workers’ compensation insurance for Consultant and Consultant’s employees, contractors or agents to the extent required by applicable law.
     (e) Fringe Benefits: As an independent contractor, Consultant and Consultant’s employees, contractors and agents shall not receive any of the fringe benefits or participate in any of the plans, arrangements or distributions that Silverleaf provides to its employees.
     (f) Other Personnel: Silverleaf may, during the Term of this Agreement, engage other contractors and/or use employees of Silverleaf to perform the same services that Consultant performs under this Agreement.
     (g) Inspection of Services: Silverleaf shall, at all times, be authorized to inspect the services performed by Consultant under this Agreement and shall, at all reasonable times, have access to Consultant’s books, records, correspondence, instructions, receipts, vouchers and memoranda of every description pertaining to the services required under this Agreement.
     Section 8. Representation of Other Resort Companies. During the Term of this Agreement, Silverleaf and Consultant agree that Consultant shall be entitled to render consulting services to other owners of timeshare membership resorts and timeshare vacation properties as long as such services do not create a conflict of interest as to the services being rendered by Consultant to Silverleaf. To avoid any such conflict, Consultant agrees that he will only render services to other such owners with the written pre-approval and consent of Silverleaf, which written pre-approval and consent shall not be unreasonably withheld by Silverleaf.
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     Section 9. Termination. This Agreement shall terminate: (1) upon written notice by either party, at any time and for any or no reason whatsoever, at least thirty (30) days prior to the effective date of the termination; or (2) as of the end of the month of Consultant’s death, or incapacity due to Consultant’s physical or mental illness as determined in Silverleaf’s sole discretion (the “Termination”). In the event of Termination, Consultant shall be entitled to the following:
     (a) Voluntary Termination, or for Good Cause: If Consultant voluntarily terminates this Agreement, or if Silverleaf terminates this Agreement for Good Cause, Consultant shall be entitled to no pay for the remaining Term of this Agreement. At the Termination, the payment to Consultant of compensation earned to date shall be in full satisfaction of all claims against Silverleaf under this Agreement. Good Cause shall be deemed to exist if the Consultant’s services are terminated because Consultant:

[1]	Willfully breaches or habitually neglects the duties that the Consultant is required to perform under the terms of this Agreement;

[2]	Willfully violates reasonable and substantial rules governing Consultant’s performance;

[3]	Refuses to obey reasonable orders in a manner that amounts to insubordination;

[4]	Commits clearly dishonest acts toward Silverleaf; or

[5]	Becomes incapacitated as set forth above or dies.
     (b) Involuntary Termination Without Good Cause: If Silverleaf terminates Consultant’s services, other than for Good Cause, Consultant shall be paid any portion of the compensation set forth in Section 3, which has not been paid for the remaining Term of this Agreement, such unpaid portion to be continued to be paid on the 1st and 15th days of each month for the remaining portion of the remaining Term of this Agreement.
     (c) Contingency: Payment of any amounts due under this Section is also contingent upon return of all Silverleaf’s property as outlined below.
     Section 10. Return of Property. Consultant understands and agrees that all property provided to him by Silverleaf in connection with this Agreement shall remain the sole property of Silverleaf, and shall be used by the Consultant exclusively for Silverleaf’s benefit. Upon termination of this Agreement, any such property shall be immediately returned to Silverleaf.
     Section 11. Non-Binding Alternate Dispute Resolution. Except for actions brought by Silverleaf pursuant to Section 6 hereof:
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     (a) Agreement to Utilize: The parties shall attempt to settle any claim or controversy arising from this Agreement through consultation and negotiation in good faith and a spirit of mutual cooperation prior to the commencement of any legal action. If such attempts fail, then the dispute shall be mediated by a mutually-accepted mediator to be chosen by the parties within forty-five (45) days after written notice demanding mediation is sent by one party to the other party. Neither party may unreasonably withhold consent to the selection of a mediator, and the parties shall share the costs of the mediation equally. By mutual written agreement, however, the parties may postpone mediation until they have completed some specified but limited discovery regarding the dispute. The parties may also agree to replace mediation with any other form of alternate dispute resolution (“ADR”) available in Texas, such as a mini-trial or arbitration.
     (b) Failure to Resolve: Any dispute which the parties cannot resolve through negotiation, mediation or any other form of ADR, within six (6) months of the date of the initial demand for mediation, may then be submitted to the appropriate court for resolution. The use of negotiation, mediation, or any other form of ADR procedures will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either party.
     Section 12. Waiver. Silverleaf’s failure at any time to require performance by Consultant of any of the provisions hereof shall not be deemed to be a waiver of any kind nor in any way affect the rights of Silverleaf thereafter to enforce the provisions hereof. In the event that either party to this Agreement waives any provision of this Agreement or any rights concerning any breach or default of the other party hereto, such waiver shall not constitute a continuing waiver of any such provision or breach or default of the other party hereto.
     Section 13. Successors, Assigns, Benefit.
     (a) Silverleaf Successors: The provisions of this Agreement shall inure to the benefit of and be binding upon Silverleaf, its successors, assigns and other affiliated entities, including, but not limited to, any corporation which may acquire all or substantially all of Silverleaf’s assets or with or into which Silverleaf may be consolidated, merged or reorganized. Upon any such merger, consolidation or reorganization, the term “Silverleaf” as used herein shall be deemed to refer to any such successor corporation.
     (b) No Assignment by Consultant: The parties hereto agree that Consultant’s services hereunder are personal and unique, and that Silverleaf is executing this Agreement in reliance thereon. This Agreement shall not be assignable by Consultant.
     Section 14. Severability. If one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity,
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illegality or unenforceability shall not affect any other provision of this Agreement, but shall be deemed stricken and severed from this Agreement and the remaining provisions of this Agreement shall continue in full force and effect.
     Section 15. Governing Law and Venue. This Agreement shall be deemed to have been made and entered into in the State of Texas and its validity, construction, breach, performance and operation shall be governed by the laws of that state. The obligations hereunder of Silverleaf shall be performable in Dallas County, Texas, and venue for any suit involving this Agreement shall lie exclusively in Dallas County, Texas.
     Section 16. Entire Understanding. This Agreement sets forth the entire understanding between the parties with respect to the services of Consultant, and no other representations, warranties or agreements whatsoever have been made by Silverleaf to Consultant. Further, this Agreement may not be modified or amended except by another instrument in writing executed by both of the parties.
     Section 17. Termination of Prior Agreements and Resignation. As of October 31, 2002, Silverleaf and Consultant hereby further agree that Consultant’s Employment Agreement, as well as any other agreements between Silverleaf and Consultant, shall be superceded by this Agreement and shall be terminated and declared to be null and void for all purposes. Moreover, Consultant also hereby resigns as of the Effective Date as an officer of Silverleaf and its affiliates.
     Section 18. Notices. All notices and communications under this Agreement shall be sent to the parties at the following addresses or such other addresses that the parties may subsequently designate in writing.
(a)	Silverleaf:
Silverleaf Resorts, Inc.
Attention: Robert E. Mead, Chief Executive Officer
1221 River Bend, Suite 120
Dallas, Texas 75247
(b)	Consultant:
Thomas J. Morris
819 Equestrian Dr.
Rockwall, TX 75032
     Section 19. Section Headings. Section and paragraph headings are inserted herein only for convenience and shall not be used to interpret any of the provisions hereof.
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     Section 20. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same original.
     Section 21. Effective Date. This Agreement is executed on the dates set forth below, but shall be effective as of the 1st day of November, 2002 (the “Effective Date”).
EXECUTION DATES:

“SILVERLEAF” SILVERLEAF RESORTS, INC.
October 14, 2002	By:	/S/ ROBERT E. MEAD
Robert E. Mead, Chief Executive Officer

“CONSULTANT”

October 14, 2002	/S/ THOMAS J. MORRIS

THOMAS J. MORRIS
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